Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Sunoco LP for the exchange of senior notes and to the incorporation by reference therein of our report dated February 28, 2015, except for Note 2 as to which the date is April 30, 2015, with respect to the consolidated financial statements Susser Holdings Corporation, included in Sunoco LP’s Current Report on Form 8-K dated July 15, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 16, 2016